Exhibit 99.1

TOREADOR ANNOUNCES FIRST GAS SALES FROM TURKISH BLACK SEA

•	Initial production rate from three wells on Akkaya platform approximately 20 million cubic feet of gas per day
•	Wellhead price of approximately $8 per thousand cubic feet of gas
•	Full production estimated to be approximately 50 million cubic feet of gas per day from three platforms by third quarter

DALLAS, TEXAS – (May 23, 2007) – Toreador Resources Corporation (NASDAQ: TRGL) and its joint venture partners TPAO (the Turkish national oil company) and Stratic Energy Corporation today announced that first gas sales from the South Akcakoca Sub-Basin project have begun.

Initial production is from three wells on the Akkaya platform, the Akkaya-1a, -2 and -3 at a rate of approximately 20 million cubic feet of gas per day (MMCFD). The production rate from the three wells will be adjusted as the remaining two platforms in the first phase of production are brought online over the next few months. When all three platforms are on full production, estimated to be early in the third quarter, the projected flow rate will be approximately 50 MMCFD to the 100% interest. Toreador has 36.75% interest in the project, TPAO has 51% interest, and Stratic has 12.25% interest.

Pricing for the gas is based on the BOTAS (Turkish national pipeline company) posted guaranteed industrial tariff which in May is approximately $8.90 per thousand cubic feet of gas (MCF). After discounts, the wellhead price based on current pricing is estimated to be $8 per MCF. Pricing is adjusted monthly and will vary with the BOTAS posted price.

Dedication of the production center occurred on Sunday, May 20th, and was officiated by Turkish Energy Minister Hilmi Güler and former Foreign Minister Yasar Yakis. The production is the first ever from the Turkish Black Sea and adds significantly to Turkish domestic production of natural gas.

In other operational news, intermediate casing has been set at approximately 745 meters measured depth on the Lapos-2 exploratory well in Romania and the rig is currently drilling out of the casing shoe. Projected total depth will be between 1,500 and 2,000 meters. The primary target for the well is a series of Sarmatian-age sands which are productive in the area.

Toreador Announces First Gas Sales in Turkey, May 22, 2007	Page 2 of 2

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restriction, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141

syee@toreador.net